News Release

Newell Brands Announces Third Quarter 2023 Results
Net Sales Decline 9%; Core Sales Decline 9%
Gross Margin Improves Over 100 Basis Points Versus Prior Year
Year-to-Date Operating Cash Flow Increases Over $1.2 Billion Versus Prior Year
Updates Outlook for Full Year 2023

ATLANTA, GA – October 27, 2023 – Newell Brands (NASDAQ: NWL) today announced its third quarter 2023 financial results.

Chris Peterson, Newell Brands President and Chief Executive Officer, said, "Since introducing a new strategy in June, we have been laser focused on implementing the organizational, operational and cultural changes required to strengthen the company's front-end consumer facing capabilities, while harnessing the scale and power of One Newell. We have improved gross margin and strengthened operating cash flow, which were the top two financial priorities we established at the start of the year. The substantial progress we are making gives me great confidence that our new strategy, which focuses on our leading brands in top markets and puts consumer understanding and insights at the center of everything we do, will accelerate the company's performance and drive significant value creation over time, despite a challenging macroeconomic backdrop."

Mark Erceg, Newell Brands Chief Financial Officer, said, "During the third quarter we improved the structural economics of the business by increasing gross margin both sequentially and versus last year. Year-to-date, we increased operating cash flow by more than $1.2 billion and reduced net debt by nearly $400 million. Based on these strong results, we expect gross margin will continue to improve during the fourth quarter and we have raised our cash flow outlook for the year, even as top line expectations and earnings per share estimates have been tempered."

Third Quarter 2023 Executive Summary
–Net sales were $2.0 billion, a decline of 9.1 percent compared with the prior year period.
–Core sales declined 9.2 percent compared with the prior year period.
–Reported gross margin was 30.3 percent compared with 29.2 percent in the prior year period.
–Normalized gross margin was 31.3 percent compared with 29.6 percent in the prior year period.
–Reported operating margin was negative 7.8 percent, including the impact of a $263 million non-cash impairment charge, compared with positive 1.8 percent in the prior year period, which included the impact of a $148 million non-cash impairment charge.
–Normalized operating margin was 8.2 percent compared with 10.4 percent in the prior year period.
–Reported diluted loss per share was $0.53 compared with reported diluted earnings per share of $0.05 in the prior year period.
–Normalized diluted earnings per share were $0.39 compared with $0.50 per share in the prior year period.
–Year-to-date operating cash flow increased by more than $1.2 billion to $679 million compared with outflow of $567 million in the prior year period.

–The company updated its full year 2023 outlook for net sales and normalized earnings per share to $8.02 billion to $8.09 billion and $0.72 to $0.77, respectively. The company raised its outlook for full year 2023 operating cash flow to $800 million to $900 million.

Third Quarter 2023 Operating Results

Net sales were $2.0 billion, a 9.1 percent decline compared to the prior year period, reflecting a core sales decrease of 9.2 percent and a slight headwind from category exits, partially offset by the impact of favorable foreign exchange.

Reported gross margin was 30.3 percent compared with 29.2 percent in the prior year period, as the benefits from FUEL productivity savings and pricing more than offset the impact of fixed cost deleveraging, inflation and higher restructuring-related charges. Normalized gross margin was 31.3 percent compared with 29.6 percent in the prior year period, marking an inflection point in the company's normalized gross margin performance.

Reported operating loss was $159 million compared with operating income of $40 million in the prior year period. Non-cash impairment charges of $263 million and $148 million were incurred in the current and prior year periods, respectively, related to goodwill and intangible assets. Reported operating margin was negative 7.8 percent compared with positive 1.8 percent in the prior year period, as the effect of lower net sales, inflation, restructuring and related costs and the non-cash impairment charge more than offset the contribution from pricing, FUEL productivity savings and Project Phoenix savings. Normalized operating income was $167 million, or 8.2 percent of sales, compared with $234 million, or 10.4 percent of sales, in the prior year period.

Net interest expense was $69 million compared with $57 million in the prior year period.

Reported tax benefit was $80 million compared with $60 million in the prior year period. The normalized tax benefit was $73 million compared with $57 million in the prior year period.

The company reported a net loss of $218 million, or $0.53 diluted loss per share, compared with net income of $19 million, or $0.05 diluted earnings per share, in the prior year period.

Normalized net income was $163 million, or $0.39 normalized diluted earnings per share, compared with $208 million, or $0.50 normalized diluted earnings per share, in the prior year period.

An explanation of non-GAAP measures disclosed in this release and a reconciliation of these non-GAAP results to comparable GAAP measures, if available, are included in the tables attached to this release.

Balance Sheet and Cash Flow

Year-to-date operating cash flow increased by more than $1.2 billion to $679 million compared with outflow of $567 million in the prior year period, with the significant improvement largely driven by working capital and a reduction in incentive compensation payments, which more than offset the impact of lower operating income and higher restructuring payments. The company continued to reduce inventories, which declined nearly $900 million versus the prior year period and nearly $200 million versus the second quarter of 2023.

At the end of the third quarter, Newell Brands had cash and cash equivalents of $396 million and net debt outstanding of $4.7 billion, as compared to $5.0 billion at the end of the second quarter.

Third Quarter 2023 Operating Segment Results

The Home & Commercial Solutions segment generated net sales of $1.1 billion compared with $1.2 billion in the
6655 Peachtree Dunwoody Road        NASDAQ: NWL
Atlanta, GA 30328                www.newellbrands.com
+1 (770) 418-7000

prior year period, reflecting a core sales decline of 7.1 percent and the impact of certain category exits, partially offset by the impact of favorable foreign exchange. Core sales decreased in all three businesses: Kitchen, Home Fragrance and Commercial. Reported operating income was $64 million, or 5.7 percent of sales, compared with operating loss of $75 million, or negative 6.2 percent of sales, in the prior year period. Normalized operating income was $95 million, or 8.5 percent of sales, versus $63 million, or 5.2 percent of sales, in the prior year period.

The Learning & Development segment generated net sales of $694 million compared with $751 million in the prior year period, as a core sales decline of 8.1 percent was partially offset by the impact of favorable foreign exchange. Core sales decreased in both the Writing and Baby businesses. Reported operating loss was $127 million, or negative 18.3 percent of sales, including the impact of a non-cash impairment charge of $241 million, compared with operating income of $122 million, or 16.2 percent of sales, in the prior year period. Normalized operating income was $123 million, or 17.7 percent of sales, compared with $150 million, or 20.0 percent of sales, in the prior year period.

The Outdoor & Recreation segment generated net sales of $231 million compared with $289 million in the prior year period, as a core sales decline of 20.9 percent was partially offset by the impact of favorable foreign exchange. Reported operating loss was $42 million, or negative 18.2 percent of sales, including the impact of a non-cash impairment charge of $22 million, compared with operating income of $6 million, or 2.1 percent of sales, in the prior year period. Normalized operating loss was $7 million, or negative 3.0 percent of sales, compared with normalized operating income of $16 million, or 5.5 percent of sales, in the prior year period.

Restructuring and Savings Initiatives

In January 2023, the company announced a restructuring and savings initiative, Project Phoenix, that aims to strengthen the company by leveraging its scale to further reduce complexity, streamlining its operating model and driving operational efficiencies.

Project Phoenix is expected to be substantially implemented by the end of 2023. It incorporates a variety of initiatives designed to simplify the organizational structure, streamline the company’s real estate, centralize its supply chain functions, which include manufacturing, distribution, transportation and customer service, transition to a unified One Newell go-to-market model in key international geographies, and otherwise reduce overhead costs. The company implemented the new operating model in the first quarter, consolidating its prior five operating segments into three operating segments: Home & Commercial Solutions, Learning & Development and Outdoor & Recreation.

The company's expectations for savings and charges in connection with Project Phoenix remain unchanged. The company expects to realize annualized pre-tax savings in the range of $220 million to $250 million when fully implemented, with $140 million to $160 million expected to be realized in 2023. Restructuring and related charges associated with these actions are estimated to be in the range of $100 million to $130 million and are expected to be substantially incurred by the end of 2023. Year-to-date through the third quarter 2023, the company incurred restructuring and related charges of $78 million and realized savings of $101 million related to Project Phoenix. The restructuring plan is expected to result in the elimination of approximately 13 percent of office positions. The company began reducing headcount in the first quarter 2023, with most of these actions still expected to be completed by the end of 2023, subject to local law and consultation requirements.

Following the successful completion of the first phase of Project Ovid, the multi-year initiative to transform the company's go-to-market capabilities in the U.S., in May 2023, the company announced the Network Optimization Project, which aims to simplify and streamline its North American distribution network. The Network Optimization Project incorporates a variety of initiatives, including a reduction in the overall number of distribution centers, an optimization of distribution by location, and completion of select automation investments intended to further streamline the company’s cost structure and to maximize operating performance. The company commenced this initiative during the second quarter 2023 and expects it to be substantially implemented by the end of 2024. The company continues to expect to realize annual pre-tax savings of $25 million to $35 million when fully
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Atlanta, GA 30328                www.newellbrands.com
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implemented. Restructuring and related charges associated with the Network Optimization Project are estimated to be in the range of approximately $37 million to $49 million and are expected to be substantially incurred by the end of 2024. The Company also expects to incur $30 million to $40 million in capital expenditures in connection with this project. Year-to-date through the third quarter 2023, the company incurred restructuring and related charges of $17 million related to the Network Optimization Project.

Outlook for Fourth Quarter and Full Year 2023

The company initiated its outlook for fourth quarter 2023 and updated its full year 2023 outlook.

	Q4 2023 Outlook	Updated Full Year 2023 Outlook
Net Sales	$1.96 to $2.03 billion	$8.02 to $8.09 billion
Core Sales	14% to 11% decline	~13% decline
Normalized Operating Margin	7.8% to 8.8%	7.0% to 7.3%
Normalized EPS	$0.15 to $0.20	$0.72 to $0.77

The company raised its outlook for full year 2023 operating cash flow to $800 million to $900 million; cash payments associated with Project Phoenix are still expected to be approximately $95 million to $120 million.

The company has presented forward-looking statements regarding core sales, normalized operating margin and normalized earnings per share. These non-GAAP financial measures are derived by excluding certain amounts, expenses or income, from the corresponding financial measures determined in accordance with GAAP. The determination of the amounts that are excluded from these non-GAAP financial measures is a matter of management judgement and depends upon, among other factors, the nature of the underlying expense or income amounts recognized in a given period in reliance on the exception provided by item 10(e)(1)(i)(B) of Regulation S-K. We are unable to present a quantitative reconciliation of forward-looking normalized operating margin or normalized earnings per share to their most directly comparable forward-looking GAAP financial measures because such information is not available, and management cannot reliably predict all of the necessary components of such GAAP measures without unreasonable effort or expense. In addition, we believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors. The unavailable information could have a significant impact on the company's future financial results. These non-GAAP financial measures are preliminary estimates and are subject to risks and uncertainties, including, among others, changes in connection with quarter-end and year-end adjustments. Any variation between the company's actual results and preliminary financial data set forth above may be material.

Conference Call

Newell Brands’ third quarter 2023 earnings conference call will be held today, October 27, at 9:30 a.m. ET. A link to the webcast is provided under Events & Presentations in the Investors section of the company’s website at www.newellbrands.com. A webcast replay will be made available in the Quarterly Earnings section of the company’s website.

Non-GAAP Financial Measures

This release and the accompanying remarks contain non-GAAP financial measures within the meaning of Regulation G promulgated by the U.S. Securities and Exchange Commission (the "SEC") and includes a reconciliation of non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP.

6655 Peachtree Dunwoody Road        NASDAQ: NWL
Atlanta, GA 30328                www.newellbrands.com
+1 (770) 418-7000

The company uses certain non-GAAP financial measures that are included in this press release, the additional financial information and accompanying remarks both to explain its results to stockholders and the investment community and in the internal evaluation and management of its businesses. The company’s management believes that these non-GAAP financial measures and the information they provide are useful to investors since these measures (a) permit investors to view the company’s performance and liquidity using the same tools that management uses to evaluate the company’s past performance, reportable segments, prospects for future performance and liquidity, and (b) determine certain elements of management incentive compensation.

The company’s management believes that core sales provides a more complete understanding of underlying sales trends by providing sales on a consistent basis as it excludes the impacts of acquisitions, divestitures, retail store openings and closings, certain market and category exits, and changes in foreign exchange from year-over-year comparisons. The effect of changes in foreign exchange on reported sales is calculated by applying the prior year average monthly exchange rates to the current year local currency sales amounts (excluding acquisitions and divestitures), with the difference between the current year reported sales and constant currency sales presented as the foreign exchange impact increase or decrease in core sales. The company’s management believes that “normalized” gross margin, “normalized” operating income, “normalized” operating margin, "normalized EBITDA", “normalized” net income, “normalized” diluted earnings per share, “normalized” interest and “normalized” income tax benefit or expense, which exclude restructuring and restructuring-related expenses and one-time and other events such as costs related to the extinguishment of debt, certain tax benefits and charges, impairment charges, pension settlement charges, divestiture costs, integration and financing of acquired businesses, amortization of acquisition-related intangible assets, inflationary adjustments, fire related loss, net of insurance recoveries and certain other items, are useful because they provide investors with a meaningful perspective on the current underlying performance of the company’s core ongoing operations and liquidity. “Normalized EBITDA” is an ongoing liquidity measure (that excludes non-cash items) and is calculated as normalized earnings before interest, tax, depreciation, amortization and stock-based compensation expense.

The company determines the tax effect of the items excluded from normalized diluted earnings per share by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected. In certain situations in which an item excluded from normalized results impacts income tax expense, the company utilizes a “with” and “without” approach to determine normalized income tax benefit or expense.

The company defines "net debt" as short-term debt, current portion of long-term debt and long-term debt less cash and cash equivalents. "Free cash flow" is defined as net cash provided by operating activities less capital expenditures. "Free cash flow productivity" is defined as the ratio of free cash flow to normalized net income. We are unable to present a quantitative reconciliation of forward-looking free cash flow productivity or normalized gross margin to their most directly comparable forward-looking GAAP financial measures because such information is not available, and management cannot reliably predict all of the necessary components of such GAAP measure without unreasonable effort or expense.

While the company believes these non-GAAP financial measures are useful in evaluating the company’s performance and liquidity, this information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP. Additionally, these non-GAAP financial measures may differ from similar measures presented by other companies.

About Newell Brands

Newell Brands (NASDAQ: NWL) is a leading global consumer goods company with a strong portfolio of well-known brands, including Rubbermaid, Sharpie, Graco, Coleman, Rubbermaid Commercial Products, Yankee Candle, Paper Mate, FoodSaver, Dymo, EXPO, Elmer’s, Oster, NUK, Spontex and Campingaz. Newell Brands is focused on delighting consumers by lighting up everyday moments.

6655 Peachtree Dunwoody Road        NASDAQ: NWL
Atlanta, GA 30328                www.newellbrands.com
+1 (770) 418-7000

This press release and additional information about Newell Brands are available on the company’s website, www.newellbrands.com.

Investor Contact:	Media Contact:
Sofya Tsinis	Beth Stellato
VP, Investor Relations	Chief Communications Officer
+1 (201) 610-6901	+1 (470) 580-1086
sofya.tsinis@newellco.com	beth.stellato@newellco.com

Caution Concerning Forward-Looking Statements

Some of the statements in this press release and its exhibits, particularly those anticipating future financial performance, business prospects, growth, operating strategies, the benefits and savings associated with Project Phoenix, future macroeconomic conditions and similar matters, are forward-looking statements within the meaning of the federal securities laws. These statements generally can be identified by the use of words or phrases, including, but not limited to, "guidance," "outlook," “intend,” “anticipate,” “believe,” “estimate,” “project,” “target,” “plan,” “expect,” “setting up,” "beginning to,” “will,” “should,” “would,” "could," “resume,” “remain confident,” "remain optimistic," "seek to," or similar statements. We caution that forward-looking statements are not guarantees because there are inherent difficulties in predicting future results. Actual results may differ materially from those expressed or implied in the forward-looking statements, including impairment charges and accounting for income taxes. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to:
•our ability to optimize costs and cash flow and mitigate the impact of retailer inventory rebalancing through discretionary and overhead spend management, advertising and promotion expense optimization, demand forecast and supply plan adjustments and actions to improve working capital;
•our dependence on the strength of retail and consumer demand and commercial and industrial sectors of the economy in various countries around the world;
•our ability to improve productivity, reduce complexity and streamline operations;
•risks related to our substantial indebtedness, potential increases in interest rates and changes in our credit ratings, including the failure to maintain financial covenants which if breached could subject us to cross-default and acceleration provisions in our debt documents;
•competition with other manufacturers and distributors of consumer products;
•major retailers’ strong bargaining power and consolidation of our customers;
•supply chain and operational disruptions in the markets in which we operate, whether as a result of the actual or perceived effects of the COVID-19 pandemic or broader geopolitical and macroeconomic conditions, including any global military conflicts;
•changes in the prices and availability of labor, transportation, raw materials and sourced products, including significant inflation, and our ability to offset cost increases through pricing and productivity in a timely manner;
•the cost and outcomes of governmental investigations, inspections, lawsuits, legislative requests or other actions by third parties, the potential outcomes of which could exceed policy limits, to the extent insured;
•our ability to effectively execute our turnaround plan, including Project Ovid, Project Phoenix and the Network Optimization Project;
•our ability to develop innovative new products, to develop, maintain and strengthen end-user brands and to realize the benefits of increased advertising and promotion spend;
•our ability to consistently maintain effective internal control over financial reporting;
•the risks inherent to our foreign operations, including currency fluctuations, exchange controls and pricing restrictions;
6655 Peachtree Dunwoody Road        NASDAQ: NWL
Atlanta, GA 30328                www.newellbrands.com
+1 (770) 418-7000

•future events that could adversely affect the value of our assets and/or stock price and require additional impairment charges;
•unexpected costs or expenses associated with dispositions;
•a failure or breach of one of our key information technology systems, networks, processes or related controls or those of our service providers;
•the impact of U.S. and foreign regulations on our operations, including the impact of tariffs, product regulation and legislation and environmental remediation costs and legislation and regulatory actions related to data privacy and climate change;
•the potential inability to attract, retain and motivate key employees;
•changes in tax laws and the resolution of tax contingencies resulting in additional tax liabilities;
•product liability, product recalls or related regulatory actions;
•our ability to protect intellectual property rights;
•our ability to manage any actual or perceived ongoing effects of the COVID-19 pandemic, including as a result of any additional variants of the virus or the efficacy and distribution of vaccines;
•significant increases in the funding obligations related to our pension plans; and
•other factors listed from time to time in our SEC filings, including but not limited to our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and our other SEC filings.

The consolidated condensed financial statements are prepared in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”). Management’s application of U.S. GAAP requires the pervasive use of estimates and assumptions in preparing the condensed consolidated financial statements. The company continues to be impacted by inflationary pressures, softening global demand, focus by major retailers to rebalance inventory levels, rising interest rates and the indirect macroeconomic impact of global military conflicts, which has required greater use of estimates and assumptions in the preparation of our condensed consolidated financial statements. Although we believe we have made our best estimates based upon current information, actual results could differ materially and may require future changes to such estimates and assumptions, including reserves, which may result in future expense.

The information contained in this press release and the tables is as of the date indicated. The company assumes no obligation to update any forward-looking statements as a result of new information, future events or developments.
6655 Peachtree Dunwoody Road        NASDAQ: NWL
Atlanta, GA 30328                www.newellbrands.com
+1 (770) 418-7000

NEWELL BRANDS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(Amounts in millions, except per share amounts)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2023	2022	% Change	2023	2022	% Change
Net sales	$2,048	$2,252	(9.1)%	$6,057	$7,174	(15.6)%
Cost of products sold	1,427	1,594		4,325	4,940
Gross profit	621	658	(5.6)%	1,732	2,234	(22.5)%
Selling, general and administrative expenses	501	467	7.3%	1,457	1,489	(2.1)%
Restructuring costs, net	16	3		76	12
Impairment of goodwill, intangibles and other assets	263	148		274	148
Operating income (loss)	(159)	40	NM	(75)	585	NM
Non-operating expenses:
Interest expense, net	69	57		213	171
Other (income) expense, net	70	24		91	(73)
Income (loss) before income taxes	(298)	(41)	NM	(379)	487	NM
Income tax provision (benefit)	(80)	(60)		(77)	41
Net income (loss)	$(218)	$19	NM	$(302)	$446	NM

Weighted average common shares outstanding:
Basic	414.2	413.6		414.1	416.4
Diluted	414.2	414.6		414.1	418.3
Earnings (loss) per share:
Basic	$(0.53)	$0.05		$(0.73)	$1.07
Diluted	$(0.53)	$0.05		$(0.73)	$1.07

Dividends per share	$0.07	$0.23		$0.37	$0.69
* NM - NOT MEANINGFUL

NEWELL BRANDS INC.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Amounts in millions)

	September 30, 2023	December 31, 2022
Assets
Current assets
Cash and cash equivalents	$396	$287
Accounts receivable, net	1,212	1,250
Inventories	1,778	2,203
Prepaid expenses and other current assets	362	312
Total current assets	3,748	4,052
Property, plant and equipment, net	1,202	1,184
Operating lease assets	521	578
Goodwill	3,049	3,298
Other intangible assets, net	2,550	2,649
Deferred income taxes	783	810
Other assets	719	691
TOTAL ASSETS	$12,572	$13,262
Liabilities and stockholders' equity
Current liabilities
Accounts payable	$1,084	$1,062
Accrued compensation	150	123
Other accrued liabilities	1,409	1,272
Short-term debt and current portion of long-term debt	376	621
Total current liabilities	3,019	3,078
Long-term debt	4,737	4,756
Deferred income taxes	393	520
Operating lease liabilities	458	512
Other noncurrent liabilities	839	877
Total liabilities	9,446	9,743

Total stockholders' equity	3,126	3,519
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$12,572	$13,262

NEWELL BRANDS INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Amounts in millions)

	Nine Months Ended September 30,
	2023	2022
Cash flows from operating activities:
Net income (loss)	$(302)	$446
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	240	222
Impairment of goodwill, intangibles and other assets	274	148
Gain from sale of business	—	(136)
Deferred income taxes	(108)	215
Stock based compensation expense	32	8
Pension settlement charge	66	—
Other, net	3	(2)
Changes in operating accounts excluding the effects of divestiture:
Accounts receivable	26	(165)
Inventories	411	(754)
Accounts payable	31	(143)
Accrued liabilities and other	6	(406)
Net cash provided by (used in) operating activities	679	(567)
Cash flows from investing activities:
Proceeds from sale of divested business	—	616
Capital expenditures	(209)	(221)
Other investing activities, net	62	25
Net cash provided by (used in) investing activities	(147)	420
Cash flows from financing activities:
Net payments of short-term debt	(244)	—
Net proceeds from issuance of long-term debt	—	990
Payments on current portion of long-term debt	(2)	(2)
Repurchase of shares of common stock	—	(325)
Cash dividends	(155)	(290)
Equity compensation activity and other, net	(4)	(29)
Net cash provided by (used in) financing activities	(405)	344
Exchange rate effect on cash, cash equivalents and restricted cash	(8)	(13)
Increase in cash, cash equivalents and restricted cash	119	184
Cash, cash equivalents and restricted cash at beginning of period	303	477
Cash, cash equivalents and restricted cash at end of period	$422	$661
Supplemental disclosures:
Restricted cash at beginning of period	$16	$37
Restricted cash at end of period	26	25

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
CERTAIN LINE ITEMS
(Amounts in millions, except per share amounts)

	Three Months Ended September 30, 2023
	GAAP	Restructuring and restructuring-related costs	Acquisition amortization and Impairment	Transaction costs and other [1]	Non-GAAP
	Measure				Measure
	Reported				Normalized*
Net sales	$2,048	$—	$—	$—	$2,048
Cost of products sold	1,427	(18)	—	(2)	1,407
Gross profit	621	18	—	2	641
	30.3%				31.3%
Selling, general and administrative expenses	501	(7)	(19)	(1)	474
	24.5%				23.1%
Restructuring costs, net	16	(16)	—	—	—
Impairment of goodwill, intangibles and other assets	263	—	(263)	—	—
Operating income (loss)	(159)	41	282	3	167
	(7.8)%				8.2%
Non-operating (income) expense	139	—	—	(62)	77
Income (loss) before income taxes	(298)	41	282	65	90
Income tax provision (benefit) [2]	(80)	3	17	(13)	(73)
Net income (loss)	$(218)	$38	$265	$78	$163

Diluted earnings (loss) per share **	$(0.53)	$0.09	$0.64	$0.19	$0.39

* Normalized results are financial measures that are not in accordance with GAAP and exclude the above normalized adjustments. See below for a discussion of these adjustments.
**Adjustments and normalized earnings per share are calculated based on diluted weighted average shares of 416.3 million shares for the three months ended September 30, 2023.
Totals may not add due to rounding.

[1] Transaction costs and other includes $61 million loss on pension settlement; $6 million related to Argentina hyperinflationary adjustment; $1 million related to expenses for certain legal proceedings; $1 million loss due to changes in fair market value of investment and $4 million fire-related insurance recoveries. Includes $31 million of income tax expense that results from amortization of a prior year normalized tax benefit.
[2] The Company determined the tax effect of the items excluded from normalized results by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected. In certain situations in which an item excluded from normalized results impacts income tax expense, the Company uses a "with" and "without" approach to determine normalized income tax expense.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
CERTAIN LINE ITEMS
(Amounts in millions, except per share amounts)

	Three Months Ended September 30, 2022
	GAAP	Restructuring and restructuring-related costs	Acquisition amortization and Impairment	Transaction costs and other [1]	Non-GAAP
	Measure				Measure
	Reported				Normalized*
Net sales	$2,252	$—	$—	$—	$2,252
Cost of products sold	1,594	(7)	—	(1)	1,586
Gross profit	658	7	—	1	666
	29.2%				29.6%
Selling, general and administrative expenses	467	(2)	(16)	(17)	432
	20.7%				19.2%
Restructuring costs, net	3	(3)	—	—	—
Impairment of goodwill, intangibles and other assets	148	—	(148)	—	—
Operating income	40	12	164	18	234
	1.8%				10.4%
Non-operating expense	81	—	—	2	83
Income (loss) before income taxes	(41)	12	164	16	151
Income tax provision (benefit) [2]	(60)	3	9	(9)	(57)
Net income	$19	$9	$155	$25	$208

Diluted earnings per share **	$0.05	$0.02	$0.37	$0.06	$0.50

* Normalized results are financial measures that are not in accordance with GAAP and exclude the above normalized adjustments. See below for a discussion of these adjustments.
**Adjustments and normalized earnings per share are calculated based on diluted weighted average shares of 414.6 million shares for the three months ended September 30, 2022.
Totals may not add due to rounding.

[1] Transaction costs and other includes $16 million related to expenses for certain legal proceedings; $3 million related to Argentina hyperinflationary adjustment; $1 million of costs related to completed divestitures; $3 million gain on disposition of business and $1 million gain due to changes in fair market value of investments. Includes income tax expense of $14 million that results from amortization of prior year normalized tax benefit.
[2] The Company determined the tax effect of the items excluded from normalized results by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected. In certain situations in which an item excluded from normalized results impacts income tax expense, the Company uses a "with" and "without" approach to determine normalized income tax expense.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
CERTAIN LINE ITEMS
(Amounts in millions, except per share amounts)

	Nine Months Ended September 30, 2023
	GAAP	Restructuring and restructuring-related costs	Acquisition amortization and Impairment	Transaction costs and other [1]	Non-GAAP
	Measure				Measure
	Reported				Normalized*
Net sales	$6,057	$—	$—	$—	$6,057
Cost of products sold	4,325	(49)	—	(7)	4,269
Gross profit	1,732	49	—	7	1,788
	28.6%				29.5%
Selling, general and administrative expenses	1,457	(6)	(57)	(17)	1,377
	24.1%				22.7%
Restructuring costs, net	76	(76)	—	—	—
Impairment of goodwill, intangibles and other assets	274	—	(274)	—	—
Operating income (loss)	(75)	131	331	24	411
	(1.2)%				6.8%
Non-operating (income) expense	304	—	—	(73)	231
Income (loss) before income taxes	(379)	131	331	97	180
Income tax provision (benefit) [2]	(77)	25	28	(34)	(58)
Net income (loss)	$(302)	$106	$303	$131	$238

Diluted earnings (loss) per share **	$(0.73)	$0.26	$0.73	$0.32	$0.57

* Normalized results are financial measures that are not in accordance with GAAP and exclude the above normalized adjustments. See below for a discussion of these adjustments.
**Adjustments and normalized earnings per share are calculated based on diluted weighted average shares of 415.6 million shares for the nine months ended September 30, 2023.
Totals may not add due to rounding.

[1] Transaction costs and other includes $66 million loss on pension settlement; $16 million related to Argentina hyperinflationary adjustment; $11 million related to expenses for certain legal proceedings; $7 million of costs related to completed divestitures; $1 million fire-related insurance recoveries; $1 million gain due to changes in fair market value of investments and reversal of $1 million to true-up an indirect tax reserve for an international entity. Includes $54 million of income tax expense that results from amortization of a prior year normalized tax benefit.
[2] The Company determined the tax effect of the items excluded from normalized results by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected. In certain situations in which an item excluded from normalized results impacts income tax expense, the Company uses a "with" and "without" approach to determine normalized income tax expense.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
CERTAIN LINE ITEMS
(Amounts in millions, except per share amounts)

	Nine Months Ended September 30, 2022
	GAAP	Restructuring and restructuring-related costs	Acquisition amortization and Impairment	Transaction costs and other [1]	Non-GAAP
	Measure				Measure
	Reported				Normalized*
Net sales	$7,174	$—	$—	$—	$7,174
Cost of products sold	4,940	(15)	—	(3)	4,922
Gross profit	2,234	15	—	3	2,252
	31.1%				31.4%
Selling, general and administrative expenses	1,489	(2)	(51)	(27)	1,409
	20.8%				19.6%
Restructuring costs, net	12	(12)	—	—	—
Impairment of goodwill, intangibles and other assets	148	—	(148)	—	—
Operating income	585	29	199	30	843
	8.2%				11.8%
Non-operating expense	98	—	—	134	232
Income (loss) before income taxes	487	29	199	(104)	611
Income tax provision (benefit) [2]	41	8	15	(42)	22
Net income (loss)	$446	$21	$184	$(62)	$589

Diluted earnings (loss) per share **	$1.07	$0.05	$0.44	$(0.15)	$1.41

* Normalized results are financial measures that are not in accordance with GAAP and exclude the above normalized adjustments. See below for a discussion of these adjustments.
**Adjustments and normalized earnings per share are calculated based on diluted weighted average shares of 418.3 million shares for the nine months ended September 30, 2022.
Totals may not add due to rounding.

[1] Transaction costs and other includes $22 million related to expenses for certain legal proceedings; $7 million related to Argentina hyperinflationary adjustment; $5 million of costs related to completed divestitures; $136 million gain on disposition of business and $2 million gain due to changes in fair market value of investments. Includes income tax expense of $35 million that results from amortization of prior year normalized tax benefit.
[2] The Company determined the tax effect of the items excluded from normalized results by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected. In certain situations in which an item excluded from normalized results impacts income tax expense, the Company uses a "with" and "without" approach to determine normalized income tax expense.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
FINANCIAL WORKSHEET - SEGMENT REPORTING
(Amounts in millions)

	Three Months Ended September 30, 2023						Three Months Ended September 30, 2022						Year over year changes
		Reported Operating Income (Loss)	Reported Operating Margin	Normalized Items [1]	Normalized Operating Income (Loss)	Normalized Operating Margin		Reported Operating Income (Loss)	Reported Operating Margin	Normalized Items [2]	Normalized Operating Income (Loss)	Normalized Operating Margin			Normalized
													Net Sales		Operating Income
	Net Sales						Net Sales						$	%	$	%
Home and Commercial Solutions	$1,123	$64	5.7%	$31	$95	8.5%	$1,212	$(75)	(6.2)%	$138	$63	5.2%	$(89)	(7.3)%	$32	50.8%
Learning and Development	694	(127)	(18.3)%	250	123	17.7%	751	122	16.2%	28	150	20.0%	(57)	(7.6)%	(27)	(18.0)%
Outdoor and Recreation	231	(42)	(18.2)%	35	(7)	(3.0)%	289	6	2.1%	10	16	5.5%	(58)	(20.1)%	(23)	NM
Corporate	—	(54)	—%	10	(44)	—%	—	(13)	—%	18	5	—%	—	—%	(49)	NM
	$2,048	$(159)	(7.8)%	$326	$167	8.2%	$2,252	$40	1.8%	$194	$234	10.4%	$(204)	(9.1)%	$(67)	(28.6)%
*NM - NOT MEANINGFUL

[1]The three months ended September 30, 2023 normalized items consists of $263 million of impairment of goodwill and intangible asset; $41 million of restructuring and restructuring-related charges; $19 million of acquisition amortization costs; $2 million Argentina hyperinflationary adjustment and $1 million related to expenses for certain legal proceedings.
[2]The three months ended September 30, 2022 normalized items consists of $148 million impairment of goodwill and intangible assets; $16 million of acquisition amortization; $16 million of expenses related to certain legal proceedings; $12 million of restructuring and restructuring-related costs; $1 million of costs related to completed divestitures and $1 million of Argentina hyperinflationary adjustment.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
FINANCIAL WORKSHEET - SEGMENT REPORTING
(Amounts in millions)

	Nine Months Ended September 30, 2023						Nine Months Ended September 30, 2022						Year over year changes
		Reported Operating Income (Loss)	Reported Operating Margin	Normalized Items [1]	Normalized Operating Income (Loss)	Normalized Operating Margin		Reported Operating Income (Loss)	Reported Operating Margin	Normalized Items [2]	Normalized Operating Income (Loss)	Normalized Operating Margin			Normalized Operating
													Net Sales		Income (Loss)
	Net Sales						Net Sales						$	%	$	%
Home and Commercial Solutions	$3,152	$6	0.2%	$108	$114	3.6%	$3,804	$88	2.3%	$170	$258	6.8%	$(652)	(17.1)%	$(144)	(55.8)%
Learning and Development	2,071	133	6.4%	271	404	19.5%	2,266	505	22.3%	38	543	24.0%	(195)	(8.6)%	(139)	(25.6)%
Outdoor and Recreation	834	(38)	(4.6)%	58	20	2.4%	1,104	100	9.1%	20	120	10.9%	(270)	(24.5)%	(100)	(83.3)%
Corporate	—	(176)	—%	49	(127)	—%	—	(108)	—%	30	(78)	—%	—	—%	(49)	(62.8)%
	$6,057	$(75)	(1.2)%	$486	$411	6.8%	$7,174	$585	8.2%	$258	$843	11.8%	$(1,117)	(15.6)%	$(432)	(51.2)%

[1]The nine months ended September 30, 2023 normalized items consists of $274 million of impairment of goodwill, intangible and other assets; $131 million of restructuring and restructuring-related charges; $57 million of acquisition amortization costs; $11 million related to expenses for certain legal proceedings; $7 million of costs related to completed divestitures; $7 million Argentina hyperinflationary adjustment and reversal of $1 million to true-up an indirect tax reserve for an international entity.
[2]The nine months ended September 30, 2022 normalized items consists of $148 million impairment of goodwill and intangible assets; $51 million of acquisition amortization; $29 million of restructuring and restructuring-related costs; $22 million of expenses related to certain legal proceedings; $5 million of costs related to completed divestitures and $3 million of Argentina hyperinflationary adjustment.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)

CORE SALES GROWTH BY SEGMENT

	Three Months Ended September 30, 2023				Nine Months Ended September 30, 2023
	Net Sales (Reported)	Acquisitions, Divestitures and Other, Net [2]	Currency Impact [3]	Core Sales [1] [4]	Net Sales (Reported)	Acquisitions, Divestitures and Other, Net [2]	Currency Impact [3]	Core Sales [1] [4]
Home and Commercial Solutions	(7.3)%	0.9%	(0.7)%	(7.1)%	(17.1)%	3.5%	0.6%	(13.0)%
Learning and Development	(7.6)%	—%	(0.5)%	(8.1)%	(8.6)%	—%	0.6%	(8.0)%
Outdoor and Recreation	(20.1)%	—%	(0.8)%	(20.9)%	(24.5)%	—%	1.3%	(23.2)%
TOTAL COMPANY	(9.1)%	0.5%	(0.6)%	(9.2)%	(15.6)%	1.9%	0.7%	(13.0)%

CORE SALES GROWTH BY GEOGRAPHY

	Three Months Ended September 30, 2023				Nine Months Ended September 30, 2023
	Net Sales (Reported)	Acquisitions, Divestitures and Other, Net [2]	Currency Impact [3]	Core Sales [1] [4]	Net Sales (Reported)	Acquisitions, Divestitures and Other, Net [2]	Currency Impact [3]	Core Sales [1] [4]
North America	(10.1)%	0.8%	0.1%	(9.2)%	(17.9)%	2.7%	0.2%	(15.0)%
Europe, Middle East, Africa	(6.9)%	(0.2)%	(6.2)%	(13.3)%	(10.0)%	—%	(0.5)%	(10.5)%
Latin America	4.5%	—%	(0.9)%	3.6%	1.6%	—%	3.3%	4.9%
Asia Pacific	(20.1)%	—%	3.1%	(17.0)%	(24.9)%	—%	4.7%	(20.2)%
TOTAL COMPANY	(9.1)%	0.5%	(0.6)%	(9.2)%	(15.6)%	1.9%	0.7%	(13.0)%

[1]“Core Sales” provides a consistent basis for year-over-year comparisons in sales as it excludes the impacts of acquisitions, completed and planned divestitures (including the sale of the Connected Home & Security business), retail store openings and closings, certain market and category exits, as well as changes in foreign currency.
[2]Divestitures include the sale of the Connected Home & Security business, certain market and category exits and current and prior period net sales from retail store closures (consistent with standard retail practice).
[3]“Currency Impact” represents the effect of foreign currency on 2023 reported sales and is calculated by applying the 2022 average monthly exchange rates to the current year local currency sales amounts (excluding acquisitions and divestitures) and comparing to 2023 reported sales.
[4]Totals may not add due to rounding.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)
NET DEBT AND NORMALIZED EBITDA RECONCILIATION
(Amounts in millions)

	September 30, 2023	December 31, 2022 [1]	September 30, 2022
NET DEBT RECONCILIATION:
Short-term debt and current portion of long-term debt	$376	$621	$1,078
Long-term debt	4,737	4,756	4,762
Gross debt	5,113	5,377	5,840
Less: Cash and cash equivalents	396	287	636
NET DEBT	$4,717	$5,090	$5,204

Net income (loss) [2]	$(551)	$197	$544
Normalized items [2]	854	457	227
NET INCOME	303	654	771

Normalized income tax [2]	(63)	17	60
Interest expense, net [2]	277	235	230
Normalized depreciation and amortization [2] [3]	226	225	228
Stock-based compensation [4]	36	12	23
NORMALIZED EBITDA	$779	$1,143	$1,312

[1]For the twelve months ended December 31, 2022, refer to “Reconciliation of GAAP and Non-GAAP Information (Unaudited) - Certain Line Items” for the twelve months ended December 31, 2022, on the Company’s Form 8-K furnished on February 10, 2023.
[2]For the trailing-twelve months ended September 30, 2023, refer to “Reconciliation of GAAP and Non-GAAP Information (Unaudited) - Certain Line Items” for the three months ended December 31, 2022, March 31, 2023 and June 30, 2023 on the Company’s Forms 8-K furnished on February 10, 2023, April 28, 2023 and July 28, 2023, respectively. For the trailing-twelve months ended September 30, 2022, refer to “Reconciliation of GAAP and Non-GAAP Information (Unaudited) - Certain Line Items” for the three months ended December 31, 2021, March 31, 2022 and June 30, 2022 on the Company’s Forms 8-K furnished on February 10, 2023, April 28, 2023 and July 28, 2023, respectively.
[3]For the trailing-twelve months ended September 30, 2023, normalized depreciation and amortization excludes the following items: (a) acquisition amortization expense of $73 million associated with intangible assets recognized in purchase accounting; (b) $15 million of accelerated depreciation costs associated with restructuring activities. Refer to “Reconciliation of GAAP and Non-GAAP Information (Unaudited) - Certain Line Items” for the three months ended December 31, 2022, March 31, 2023 and June 30, 2023 on the Company’s Forms 8-K furnished on February 10, 2023, April 28, 2023 and July 28, 2023, respectively. For the trailing-twelve months ended September 30,2022 normalized depreciation and amortization excludes the following items: (a) acquisition amortization expense of $70 million associated with intangible assets recognized in purchase accounting; (b) $5 million of accelerated depreciation costs associated with restructuring activities, refer to “Reconciliation of GAAP and Non-GAAP Information (Unaudited) - Certain Line Items” for the three months ended December 31, 2021, March 31, 2022 and June 30, 2022 on the Company’s Forms 8-K furnished on February 10, 2023, April 28, 2023 and July 28, 2023, respectively. Normalized depreciation and amortization excludes from GAAP depreciation and amortization for the twelve months ended December 31, 2022, the following items: (a) acquisition amortization expense of $67 million associated with intangible assets recognized in purchase accounting (b) accelerated depreciation and amortization costs of $4 million associated with restructuring activities. Refer to “Reconciliation of GAAP and Non-GAAP Information (Unaudited) - Certain Line Items” for the twelve months ended December 31, 2022 on the Company’s Form 8-K furnished on February 10, 2023 for further information.
[4]Represents non-cash expense associated with stock-based compensation.

NEWELL BRANDS INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION (UNAUDITED)

CORE SALES OUTLOOK

	Three Months Ending December 31, 2023			Twelve Months Ending December 31, 2023
Estimated net sales change (GAAP)	(14)%	to	(11)%	(15)%	to	(14)%
Estimated currency impact [1] and divestitures [2], net	~0%			~2%
Core sales change (NON-GAAP) [3]	(14)%	to	(11)%	~(13)%

[1]“Currency Impact” represents the effect of foreign currency on 2023 reported sales and is calculated by applying the 2022 average monthly exchange rates to the current year local currency sales amounts (excluding acquisitions and divestitures) and comparing to 2023 reported sales.
[2]Divestitures include the sale of the Connected Home & Security business, certain market and category exits and current and prior period net sales from retail store closures (consistent with standard retail practice).
[3]Totals may not add due to rounding.